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Exhibit 10.15

LICENSE AGREEMENT

        THIS LICENSE AGREEMENT (this "Agreement") dated as of June 30, 1999 (the "Effective Date"), is entered into between SICOR Inc. (formerly Gensia Sicor Inc.), a Delaware corporation having its principal place of business at 19 Hughes, Irvine, California 92618-1902 ("Sicor") and METABASIS THERAPEUTICS, INC., a Delaware corporation having a place of business at 9390 Towne Centre Drive, San Diego, California 92121 ("Metabasis"). Sicor and Metabasis are hereafter also referred to individually, as a "party" and collectively, as the "parties."

W I T N E S S E T H:

        WHEREAS, Metabasis owns or has rights to certain technology relating to adenosine phosphokinases.

        WHEREAS, Sicor desires to obtain a fully paid, royalty free, irrevocable, worldwide nonexclusive license under Metabasis' technology in the Sicor Field (as defined below).

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

        For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

        1.1   "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

        1.2   "AKI Technology" shall mean technology relating to and reasonably necessary for the discovery, synthesis, production and use, by any means of administration, of molecules that modulate the activity of adenosine phosphokinases as of the Effective Date.

        1.3   "First Commercial Sale" shall mean, with respect to any Product, the first sale for use by the general public of such Product.

        1.4   "Licensed Know-How" shall mean all information, data, materials and compounds which are not generally known (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) directly relating to the AKI Technology, in which Metabasis has an ownership or licensable interest as of the Effective Date.

        1.5   "Licensed Patent Rights" shall mean (a) all patents and patent applications heretofore filed or having legal force in any country which claim any discovery or inventions relating to AKI Technology, including without limitation the patents and patent applications listed in Appendix A, and (b) all foreign counterparts of the foregoing patents and patent applications; and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions, or additions, of such patents or patent applications heretofore filed or hereafter filed.

        1.6   "Licensed Technology" shall mean, collectively, the Licensed Patent Rights and the Licensed Know How.

        1.7   "Net Sales" shall mean, with respect to any Product, the invoiced sales price of such Product billed to independent customers who are not affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of such independent customers for spoiled, damaged, out-dated rejected or returned product; (b) actual freight and insurance costs incurred in transporting such Product to such customers which are separately invoiced to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product.

        1.8   "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.9   "Pfizer Agreements" that certain License and Royalty Agreement dated May 1, 1996 and that certain Collaborative Research Agreement dated May 1, 1996, as amended, each between Pfizer, Inc. and Metabasis (as assignee of Sicor).

        1.10 "Product" shall mean any product which incorporates, uses, contains or is based on, the Licensed Technology.

        1.11 "Revenues" shall mean all consideration, including royalties, received by either party or its Affiliates from a Third Party, to the extent arising out of the grant of a license or sublicense to such Third Party to the Licensed Technology, other than cash consideration (a) to fund the performance of the future research or development of products (at the cost to such party or its Affiliates therefor) or (b) for the issuance of the equity securities of such party or its Affiliates (at the fair market value of such securities). The fair market value of any non-monetary consideration received by either party or its Affiliates from such Third Party, as licensee or sublicensee of the Licensed Technology, shall be determined in good faith by the mutual agreement of the parties, or if no agreement, by the determination of an independent appraisal firm selected by the mutual agreement of the parties.

        1.12 "Royalty Term" shall mean, with respect to each Product in each country, if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Claim, the term for which such Valid Claim remains in effect; provided, however, that if the manufacture, use or sale of such Product in such country uses, incorporates or is based on any Licensed Know-How then the term shall be perpetual.

        1.13 "Sicor Field" shall mean the diagnosis, monitoring, treatment and prevention of any disease, state or condition in humans or animals except for cardiovascular indications.

        1.14 "Third Party" shall mean any Person other than Metabasis, Sicor and their respective Affiliates.

        1.15 "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2

GRANT OF LICENSE

        2.1    License.    Subject to the rights of Pfizer, Inc., if any, under the Pfizer Agreements, Metabasis hereby grants to Sicor a fully paid, royalty free, irrevocable, worldwide, nonexclusive license (including the right to grant sublicenses) under the Licensed Technology to make, use, offer for sale, sell and import the compositions, and to practice the processes and the methods, that are claimed in the Licensed Patent Rights or that constitute the Licensed Know-How for use in the Sicor Field, provided, however that Sicor shall not have the right to use, manufacture, market or sell the GP-3269 compound.

        2.2    Assistance.    Upon the request of Sicor, Metabasis shall transfer to Sicor all applicable information reasonably necessary to enable Sicor to use the rights granted under Section 2.1 above and provide Sicor with samples of materials reasonably necessary for Sicor's negotiations with Abbott, as set forth in Section 3.1 below. Metabasis shall provide such technical assistance to Sicor as reasonably requested by Sicor, and Sicor shall reimburse Metabasis for the reasonable cost of such services.

ARTICLE 3

THIRD PARTY LICENSES/SUBLICENSES

        3.1    Abbott.    Metabasis hereby agrees that Sicor shall have the sole right, in its sole discretion, to initiate and control negotiations with Abbott Laboratories, Inc. and its Affiliates (collectively, "Abbott") regarding granting Abbott a license to the Licensed Technology. Metabasis shall not have the right to grant to Abbott a license to the Licensed Technology, or to participate in or influence any negotiations between Sicor and Abbott, without the prior written consent of Sicor.

        3.2    Other Third Parties.    Sicor hereby agrees that Metabasis shall have the sole right, in its sole discretion, to initiate and control negotiations with any Third Party other than Abbott (the "Other Party") regarding granting such Other Party a license to the Licensed Technology. Sicor shall not have the right grant to any Other Party a license to the Licensed Technology, or to participate in or to influence any negotiations between Metabasis and any Other Parties without the prior written consent of Metabasis.

        3.3    Consent.    Notwithstanding Sections 3.1 and 3.2 above, neither Metabasis nor Sicor may grant a license or sublicense, as applicable, to any Third Party to the Licensed Technology without the prior written consent of the other party, which consent shall not be unreasonably withheld.

        3.4    Cooperation.    Metabasis shall make available to Sicor or its authorized attorneys, agents or representatives, its employees, agents or consultants reasonably necessary or appropriate to enable Sicor to negotiate a license with Abbott with respect to the Licensed Technology, as set forth in Section 3.1 above, for a period of time sufficient for Sicor to obtain the assistance it needs from such personnel, including without limitation providing such persons as reasonably requested by Sicor to participate in discussions with Sicor and Abbott.

ARTICLE 4

ROYALTIES AND PAYMENTS

        4.1    Royalties.

          4.1.1    Product Sales.    During the Royalty Term, Metabasis shall pay royalties to Sicor equal to four percent (4%) of Net Sales of Products by Metabasis and its Affiliates.

          4.1.2    Revenues.    Each of Sicor and Metabasis shall pay to the other party a royalty equal to fifty percent (50%) of any Revenues received by either party or its Affiliates from licenses or sublicenses granted to any Third Party by either party or its Affiliates to the Licensed Technology.

        4.2    Payment Terms.    Royalties shown to have accrued by each royalty report provided for under Section 4.3 below shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

        4.3    Royalty Reports.    During the term of this Agreement, following the First Commercial Sale of a Product or the receipt of any Revenues by a party (the "Payor Party"), the Payor Party shall furnish to the other party (the "Payee Party") a quarterly written report showing in reasonably specific detail the calculation of royalties which shall have accrued hereunder based upon Net Sales and Revenues. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales, Revenues and royalties payable shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, Net Sales, Revenues and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading," on each of the last business day of each month during the applicable calendar quarter. Reports shall be due on the sixtieth (60th) day following the close of each quarter. Payor Party shall keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and Revenues and to enable the royalties payable hereunder to be determined.

        4.4    Audits.

          4.4.1    Upon the written request of the Payee Party and not more than once in each calendar year, the Payor Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the Payor Party and reasonably acceptable to the Payee Party to have access during normal business hours to such of the records of the Payor Party as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the Payee Party only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

          4.4.2    If such accounting firm concludes that additional royalties were owed during such period, the Payor Party shall pay the additional royalties within thirty (30) days of the date the Payee Party delivers to the Payor Party such accounting firm's written report so concluding. If such accounting firm concludes that the Payor Party overpaid royalties during such period, the Payee Party shall refund the amount of such overpayment within thirty (30) days of the date such accounting firm delivers its written report so concluding to the Payee Party. The fees charged by such accounting firm shall be paid by the Payee Party; provided, however, if the audit correctly discloses that the royalties payable by the Payor Party for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then the Payor Party shall pay the reasonable fees and expenses charged by such accounting firm.

          4.4.3    Confidential Financial Information.    The Payee Party shall treat all financial information subject to review under this Section 4.4 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Article 5 below.

        4.5    Limitation of Liability.    THE LICENSED TECHNOLOGY IS PROVIDED AS IS. METABASIS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, IN CONNECTION WITH THE LICENSED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NON-INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS.

ARTICLE 5

CONFIDENTIALITY

        5.1    Confidential Information.    During the term of this Agreement, and for a period of three (3) years following the expiration hereof, each party shall maintain in confidence all information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

        5.2    Permitted Disclosures.    The confidentiality obligations contained in Section 5.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Sicor may disclose Confidential Information of Metabasis to any Person with whom Sicor has, or is proposing to enter into, a business relationship which would require such Person to have access to such Confidential Information, as long as such Person has entered into a confidentiality agreement with Sicor.

ARTICLE 6

PATENTS

        6.1    Patent Prosecution and Maintenance.

          6.1.1    The decision to seek or not to seek patent protection, including the decision to file applications for patent term extension, and the decision where to seek and maintain such protection shall be in the sole discretion of Metabasis with respect to any Licensed Patent Rights. Metabasis shall manage the preparation, filing, prosecution, grant and maintenance of, and shall bear all costs incurred in connection with, the preparation, filing, prosecution, grant and maintenance of its own patent applications and patents regarding the Licensed Patent Rights.

          6.1.2    If Metabasis elects to abandon prosecution of a patent application or not to maintain any issued patents constituting Licensed Patent Rights, Metabasis promptly shall notify Sicor, and Sicor shall have the right to prosecute and maintain any such patent application or issued patent at its sole expense. Metabasis shall, and shall cause its employees and agents to, take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by Sicor, and necessary for Sicor to exercise its rights as set forth above.

        6.2    Enforcement of Patent Rights.

          6.2.1    Each party shall notify the other party of any infringement known to such party of any Licensed Patent Rights in the Sicor Field and shall provide the other party with the available evidence, if any, of such infringement.

          6.2.2    Metabasis, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patent Rights, and shall consider, in good faith, the interests of Sicor is doing so.

          6.2.3    If Metabasis does not, within one hundred twenty (120) days of receipt of notice from Sicor, abate the infringement or file suit to enforce the Licensed Patent Rights in the Sicor Field against at least one infringing party, Sicor shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in Metabasis' name, to enforce the Licensed Patent Rights in the Sicor Field.

          6.2.4    All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights in the Sicor Field shall be shared, after reimbursement of expenses, by Metabasis and Sicor pro rata according to the respective percentages of costs borne by each in such suit. Notwithstanding the foregoing, Metabasis and Sicor shall fully cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights in the Sicor Field.

ARTICLE 7

TERM

        7.1    Expiration.    This Agreement shall expire on the expiration of the last to expire of the Licensed Patent Rights.

        7.2    Effect of Expiration.    Expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration, and the provisions of Articles 5, 6 and 8 and the license to the Licensed Know-How under Section 2.1 shall survive the expiration of this Agreement.

ARTICLE 8

INDEMNIFICATION

        8.1    Indemnification.    Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party (the "Indemnified Party"), its Affiliates and sublicensees harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding brought by a Third Party arising out of or relating to any breach of this Agreement by the Indemnifying Party, or the negligence or willful misconduct of the Indemnifying Party in the performance of its obligations under this Agreement.

        8.2    Procedure.    The Indemnified Party promptly shall notify the Indemnifying Party of any liability or action in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, at its sole expense, if representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnifying Party of any liability to the

Indemnified Party under this Article 8, but the omission so to deliver notice to the Indemnifying Party will not relieve it of any liability that it may have to the Indemnified Party otherwise than under this Article 8. The Indemnified Party under this Article 8, its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

ARTICLE 9

MISCELLANEOUS

        9.1    Applicable Law.    The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

        9.2    Independent Contractors.    It is expressly agreed that Metabasis and Sicor shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Metabasis nor Sicor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

        9.3    Entire Agreement.    This Agreement embodies the entire agreement between the parties and supersede any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof and thereof that are not fully expressed herein and therein.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

        9.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

SICOR INC.
By	/s/ JOHN [ILLEGIBLE]

Title	[ILLEGIBLE] VP Finance

METABASIS THERAPEUTICS, INC.
By

Title

        9.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

SICOR INC.
By

Title

METABASIS THERAPEUTICS, INC.
By	/s/ [ILLEGIBLE]

Title	Chairman and CEO

APPENDIX A

Patents and Patent Applications

Title/Country	Matter No.	Type	Filed	Serial No.	Issued	Patent No.	Status
ADENOSINE KINASE INHIBITORS
UNITED STATES	0A002US0	UTL	09/18/89	408,707			ABANDONED
UNITED STATES	1A002US1	UTL	01/18/90	466,979			ABANDONED
UNITED STATES	1A002US2	UTL	01/23/91	647,117			ABANDONED
UNITED STATES	1A002US3	UTL	12/23/91	812,916			ABANDONED
UNITED STATES	1A002US4	UTL	06/07/95	08/473,491	02/24/98	5,721,356	ISSUED
UNITED STATES	1A002US5	UTL	06/07/95	08/473,492	03/10/98	5,726,302	ISSUED
UNITED STATES	1A002US6	UTL	06/07/95	08/486,161	10/07/97	5,674,998	ISSUED
UNITED STATES	1A002US7	UTL					NOT MAILED
UNITED STATES	1A002US8	UTL	06/07/95	08/479,704			ABANDONED
UNITED STATES	1A002US9	UTL	06/07/95	08/473,345			ABANDONED
UNITED STATES	1A002USB	UTL	06/07/96	08/660,532	08/18/98	5,795,977	ISSUED
UNITED STATES	1A002USC	UTL	06/07/96	08/660,505	06/09/98	5,763,596	ISSUED
UNITED STATES	1A002USD	UTL	06/07/96	08/660,506	06/09/98	5,763,597	ISSUED
UNITED STATES	1A002USE	UTL	05/26/95	08/451,236	01/26/99	5,864,033	ISSUED
AFRICAN UNION	2A002OAC	UTL	06/07/96	PV.70150			ABANDONED
ARIPO PATENT	2A002APC	UTL	06/07/96	AP/P/97/01165			PENDING
AUSTRALIA	2A002AUO	UTL	02/03/94	673055	02/12/97	673055	ISSUED
AUSTRALIA	2A002AUB	UTL	06/07/96	64790/96			PENDING
AUSTRALIA	2A002AUC	UTL	06/07/96	61783/96			PENDING
AUSTRALIA	2A002AUD	UTL	06/07/96	63958/96			PENDING
BANGLADESH	2A002BDC	UTL	06/07/96	1/98			PENDING
BRAZIL	2A002BRB	UTL	06/07/96	PI9609011-1			ABANDONED
BRAZIL	2A002BRC	UTL	06/07/96	PI9609013-8			ABANDONED
BRAZIL	2A002BRD	UTL	06/07/96	PI9608625-4			ABANDONED
BULGARIA	2A002BGC	UTL	06/07/96	102.163			PENDING
CANADA	2A002CA0	UTL	02/03/94	2154681			PENDING
CANADA	2A002CA1	UTL	01/21/92	2100863			PENDING
CANADA	2A002CAB	UTL	06/07/96	2,247,983			PENDING
CANADA	2A002CAC	UTL	06/07/96	2,220,642			PENDING
CANADA	2A002CAD	UTL	06/07/96	2,247,984			PENDING
CHINA	2A002CNC	UTL	06/07/96	96195383.7			ABANDONED
CZECH REPUBLIC	2A002CZC	UTL	06/07/96	PV 3927-97			ABANDONED
EURASIAN PATENT CONVENT	2A002EAC	UTL	06/07/96	199800009			PENDING
EUROPEAN PATENT CONVENT	2A002EP1	UTL	02/03/94	94907966.9			PUBLISHED
EUROPEAN PATENT CONVENT	2A002EP2	UTL	01/23/92	92300580.5			PENDING
EUROPEAN PATENT CONVENT	2A002BPB	UTL	06/07/96	PCT/US96/10956			PUBLISHED
EUROPEAN PATENT CONVENT	2A002BPC	UTL	06/07/96	96919442.2			PUBLISHED
EUROPEAN PATENT CONVENT	2A002BPD	UTL	06/07/96	96923451.7			PUBLISHED
HUNGARY	2A002HUC	UTL	06/07/96	40845/97			PENDING
ICELAND	2A002ISC	UTL	06/07/96	4621			ABANDONED
IRELAND	2A002IE0	UTL	01/22/92	920190			PENDING
ISRAEL	2A002ILB	UTL	06/07/96	122333			PENDING
ISRAEL	2A002ILC	UTL	06/07/96	122335			PENDING
ISRAEL	2A002ILD	UTL	06/07/96	122334			PENDING
JAPAN	2A002JP0	UTL	02/03/94	518227/1994			PENDING
JAPAN	2A002JP1	UTL	01/23/92	010094/1992			PENDING
JAPAN	2A002JPB	UTL	06/07/96	502319/1997			PENDING
JAPAN	2A002JPC	UTL	06/07/96	502290/1997			PENDING

JAPAN	2A002JPD	UTL	06/07/96	502318/1997			PENDING
MEXICO	2A002MX0	UTL	02/03/94	94 0878			PENDING
MEXICO	2A002MX1	UTL	01/23/92	9200294	08/25/98	189714	ISSUED
MEXICO	2A002MXB	UTL	06/07/96	979656			PENDING
MEXICO	2A002MXC	UTL	06/07/96	979859			PENDING
MEXICO	2A002MXD	UTL	06/07/96	979773			PENDING
NEW ZEALAND	2A002NZC	UTL	06/07/96	310893			PENDING
NICARAGUA	2A002NIC	UTL					NOT MAILED
NORWAY	2A002N00	UTL	01/21/92	932628	04/16/97	180418	ISSUED
NORWAY	2A002NOC	UTL	06/07/96	P975585			PENDING
POLAND	2A002PLC	UTL	06/07/96	P-323904			PENDING
SINGAPORE	2A002SGC	UTL	06/07/96	9705599.4			PENDING
SLOVAK REPUBLIC	2A002SKC	TUL	06/07/96	PV 1660-97			ABANDONED
SOUTH KOREA	2A002KRC	UTL	06/07/96	97-709182			PENDING
SRI LANKA	2A002LKC	UTL	06/07/96	11343	03/27/98	11343	ISSUED
TURKEY	2A002TRC	UTL	06/07/96	1539			ABANDONED
UKRAINE	2A002UAC	UTL	06/07/96	98010066			ABANDONED
VIETNAM	2A002VNC	UTL	06/07/96	S19980013			PENDING
WIPO	2A002WOB	UTL	06/07/96	PCT/US96/10956			NAT PHASE
WIPO	2A002WOC	UTL	06/07/96	PCT/US96/10404			NAT PHASE
WIPO	2A002WOD	UTL	06/07/96	PCT/US96/10919			NAT PHASE

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  Exhibit 10.15